Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SVB Financial Group:

We consent to the use of our report dated March 1, 2021, with respect to the consolidated balance sheets of SVB Financial Group as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference.

/s/ KPMG LLP

San Francisco, California
July 1, 2021